Exhibit 23.4

Consent of Director Nominee

I hereby consent to the inclusion in the Registration Statement on Form S-1 of Melt Pharmaceuticals, Inc., and any amendments thereto, and in the related Prospectus, of (i) a reference naming me as a person about to become a member of the Board of Directors of Melt Pharmaceuticals, Inc. and (ii) such other information regarding me as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Dated: September 21, 2022

/s/ Mark Baum
Mark Baum